PRODUCTION AND SUPPLY AGREEMENT

THIS AGREEMENT is made and entered into this 17th day of March, 2006 by and between ITW SPACEBAG (“ITW”) a division of Illinois Tool Works Inc. and CTI INDUSTRIES CORPORATION, an Illinois corporation (“CTI”).

WHEREAS, CTI is engaged in the development, production and sale of plastic films and pouches;

WHEREAS, ITW is engaged in the development, production, marketing and sale of, among other things, storage pouches;

WHEREAS, for some time, CTI has produced film and pouches for ITW and utilizes converting machines located at CTI’s premises which are owned by ITW for the production of pouches for ITW;

WHEREAS, CTI has developed and owns certain technology, including certain patent rights related to the storage pouches;

WHEREAS, the parties desire to enter into an agreement pursuant to which, without limitation, (i) CTI will produce and sell film to ITW for use in the production of storage pouches and (ii) CTI will produce and sell storage pouches to ITW.

NOW, THEREFORE, in consideration of the mutual promises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Definitions of Terms. The following terms shall, for purposes of this Agreement, have the meanings set forth in this paragraph:

1.1  “Affiliate” shall mean any person or entity controlling, controlled by or under common control with a party to this Agreement.

1.2 “Competitive” shall have the meaning provided in Section 2.3 hereof;

1.3 “Confidential Information” shall have the meaning provided in Section 11.5 hereof;

1.4 “CTI” shall mean CTI Industries Corporation and its Affiliates.

1.5 “Film” shall mean flexible film material which may be composed of and include nylon, polyethylene and such other components as shall be specified by the parties;

1.6 “ITW” shall mean the ITW Space Bag Division of Illinois Tool Works Inc. and its Affiliates;

1.7 “ITW Equipment” shall have the meaning provided in Section 4.1 hereof.

1.8 “Extra Large Space Bags” shall mean bags identified as such by ITW;

1.9 “Qualified Film” shall have the meaning provided in Section 2.2 hereof;

1.10 “Roll-Up Bags” shall mean Space Bags incorporating a one-way valve and intended to be rolled-up by the user to evacuate air;

1.11 “Space Bags” shall mean pouches intended for the storage and compression of personal and household items, generally of the kind of product presently sold and distributed by ITW and identified as Space Bags®.

2. Sale and Purchase of Film.

2.1 Sale and Purchase. Subject to and on the terms and conditions of this Agreement, and for the term provided herein, CTI agrees to produce, sell and supply to ITW, and ITW agrees to purchase from CTI all of its requirements for Qualified Film for the manufacture, conversion or processing of Extra Large Space Bags in North America (U.S., Canada and Mexico), whether or not such manufacture, conversion or processing is by ITW or by any other party for ITW. This Agreement does not specify a minimum quantity of Qualified Film to be purchased by ITW, nor does this Agreement obligate ITW to purchase any specific quantity of Qualified Film. The purchase of Qualified Film pursuant to this Agreement will be by purchase order issued from time to time by ITW.

2.2 Qualification. To be “Qualified Film” and the obligation of ITW to purchase Qualified Film from CTI in accordance with Section 2.1 hereof shall be subject to the condition and requirements that:

a.	The film shall have been qualified to be utilized for the production of Extra Large Space Bags on ITW’s equipment;

b.	CTI’s pricing for the Film shall be Competitive.

With respect to qualification of film for purposes of Section 2.2a., promptly upon the execution of this Agreement, CTI shall submit film samples to ITW and ITW promptly shall perform such testing and other procedures with respect to such samples as ITW deems appropriate. ITW shall make a determination that the film samples meet ITW’s specifications within 60 days after the submission thereof by CTI to ITW. Film of a particular specification, once determined to be qualified, shall remain qualified at all times during the term of the Agreement so long as it continues to meet ITW’s specifications; provided, however, that if film of a different specification shall be introduced by CTI, ITW shall be entitled to determine the qualification of such film prior to any obligation to purchase.

2.3 Determination of Pricing for Qualified Film. The determination of CTI’s pricing for Qualified Film as being Competitive shall be made in accordance with the provisions of this Section 2.3. Within thirty (30) days after the date of this Agreement, and separately at the time film is first qualified by ITW pursuant to Section 2.2 hereof, CTI shall provide a price quotation to ITW with respect to the Qualified Film. CTI shall be bound to such pricing until it shall have submitted a revised price quotation for Qualified Film to ITW. CTI shall be entitled to submit to ITW a revised price quotation for Qualified Film at any time after 180 days from the submission of a prior price quotation for Qualified Film. Within thirty (30) days after CTI shall have submitted a price quotation to ITW for Qualified Film, ITW shall advise CTI if the quotation is accepted or if ITW has determined that the pricing quoted by CTI is not Competitive to an Alternative Quotation. For purposes of determining whether a price quoted by CTI is “Competitive” in relation to a price quoted by an alternative supplier (“Alternative Quotation”): (i) the alternative supplier shall have submitted a written quotation for film, (ii) the quotation shall include price and all other material terms, (ii) the material terms of the quotation shall not materially differ from the terms quoted by CTI, (iii) the quotation shall be binding on the alternative supplier for a period of at least 180 days, (iv) the specifications for the film on which the quotation is made shall have the same or better specifications as the Qualified Film on which CTI shall have provided its quotation. CTI’s price quotation for Qualified Film shall be considered Competitive if it is equal to or less than 105% of the price quoted in the Alternative Quotation. If CTI elects not to make a Competitive price quote, ITW shall be free to purchase Qualified Film from a third party.

2.4 Film Specifications. With respect to Qualified Film to be provided by CTI to ITW pursuant to Section 2.1 hereof, the parties shall determine and communicate, by written notice, the specifications for such Qualified Film.

2.5 Other Film Purchases. In addition to the Qualified Film which ITW shall purchase from CTI pursuant to Section 2.1 hereof, ITW may, as it shall determine in its sole discretion, purchase from CTI Film produced or processed by CTI during the term of this Agreement. The purchase of such additional Film will be by purchase order issued from time to time by ITW at such prices, specifications and other terms as the parties shall agree. Except as otherwise provided by purchase order or otherwise, the purchase and sale of such Film shall be subject to the terms of this Agreement.

3. Sale and Purchase of Bags

3.1 Purchase of Bags. During the term of this Agreement, ITW shall purchase all of its requirements for Roll-Up Bags for sale in North America (the United States, Canada and Mexico) from CTI and CTI agrees to manufacture and sell Roll-Up Bags for ITW as ordered by ITW from time to time. During the term of the Agreement, ITW may purchase Space Bags other than Roll-Up Bags from CTI and CTI agrees to manufacture and sell such Space Bags to ITW in accordance with purchase orders of ITW submitted to CTI from time to time and with the terms of this Agreement. The amount and timing of the purchase by ITW from CTI of Space Bags other than Roll-Up Bags shall be within the sole discretion of ITW.

3.2 Quantities. No specific or minimum amount of purchases of Roll-Up Bags is specified in this Agreement. ITW shall provide to CTI, no less often than on a calendar quarter basis, a non-binding estimate of the volume of Roll-Up Bags which ITW projects for purchase from CTI over the six month period following the date of the estimate. For the period from the date of this Agreement to December 31, 2006, ITW estimates that it will purchase Roll-Up Bags from CTI at the approximate annual rate of 7,000,000 units.

3.3 Pricing. The prices at which CTI shall sell Roll-Up Bags to ITW shall be as follows:

i.	The initial prices for Roll-Up Bags which shall be in effect from the date hereof to December 1, 2006, shall be as set forth on Schedule A hereto;

ii.
The parties agree to negotiate the pricing for Roll-Up Bags on an annual basis taking into account raw materials costs, current market pricing, savings to CTI which may arise from the use of production equipment provided by ITW to CTI and other relevant factors;

iii.
On or before September 1, 2006, and on or before September 1 of each year thereafter during the term of this Agreement, or any renewal term, CTI shall submit to ITW by written notice proposed pricing to be effective from December 1 of such year to November 30 of the following year.

iv.
Within thirty (30) days after having received such notice of proposed pricing, ITW shall give notice to CTI of its acceptance or rejection of such proposal. If ITW shall accept CTI’s proposed pricing, such pricing shall be in effect and binding on the parties for the period from December 1 of such year to November 30 of the following year. If ITW shall not give notice of rejection of CTI’s proposed pricing within the time provided for such notice, CTI’s proposed pricing shall be deemed accepted by ITW. If ITW shall reject CTI’s proposed pricing, the parties shall negotiate in good faith to reach agreement on pricing to be in effect for the designated period.

v.	In the event that the parties are unable to agree on pricing for the designated period:
a.	The pricing in effect for the prior period shall remain in effect;
b.	Either party shall be entitled to terminate this Agreement upon one hundred eighty (180) days notice at any time.

Pricing for Space Bags other than Roll-Up Bags shall be as the parties shall negotiate and determine from time to time.

3.4 Modification to Roll-Up Bags. ITW may, from time to time, during the term hereof, make modifications or changes to the design or specifications of Roll-Up Bags. ITW shall give notice to CTI of each modification or change specifying the same in writing. CTI shall utilize its best efforts to make provision for the production of Roll-Up Bags incorporating such modifications or changes within ninety (90) days after receiving notice and detailed specifications therefore. The parties agree that, with respect to each modification or change in a Roll-Up Bag design or specification, the price to ITW for such item will be adjusted consistent with the actual change in materials cost for such item, as closely as can be determined by the parties. In connection with any change in design or specification by ITW, ITW shall purchase at actual cost CTI’s inventory of Roll-Up Bags made from the prior design or specifications, or all raw materials specifically identified for use to make Roll-Up Bags of the prior design or specifications.

4. ITW Means of Production.

4.1 ITW Equipment. In connection with the production of Space Bags for ITW, it is contemplated and agreed between the parties that CTI shall have the possession and use of certain items of equipment, tools and fixtures supplied to CTI by ITW. CTI acknowledges and agrees that (i) it currently has possession, in its plant at Barrington, Illinois, all of the items of equipment, tools and fixtures designated in Schedule B hereto and (ii) title to all of such items of equipment, tools and fixtures are in the name of ITW and ITW has and retains the sole right of ownership and possession thereof, subject only to CTI’s right to possession and use thereof as is permitted pursuant to the terms of this Agreement. During the term of this Agreement, ITW may, in its sole discretion and cost, and subject to the consent of CTI, determine to deliver additional items of equipment, tools or fixtures to CTI for use by CTI in the manufacture of Space Bags for ITW. At the time of delivery to CTI of each such additional item, and at the time CTI shall deliver any items on Schedule B to ITW, Schedule B hereto shall be amended to add or delete the item. All items on Schedule B in the possession of CTI from time to time shall be referred to as “ITW Equipment.”

4.2 Possession and Use of ITW Equipment. CTI shall be entitled to maintain possession of all items of ITW Equipment and to use the same in accordance with the terms of this Agreement, free of any rent or other charge by ITW. CTI shall maintain all items of ITW Equipment in its possession in good working order, subject to ordinary wear and tear from normal and intended use; provided, however, that (i) CTI shall not be obligated to incur expense with respect to any one machine in any six month period in excess of $5,000 to repair or maintain such machine and (ii) in the event CTI shall determine that expenditures in excess of $5,000 shall be desirable or necessary, CTI shall so inform ITW and shall make such expenditures and shall perform such maintenance, modification, improvement or repair if so requested by ITW and if ITW shall agree to reimburse CTI for such expenditures. Notwithstanding the foregoing, CTI will be responsible for, and agrees to pay, all costs to repair any damage to ITW Equipment that is caused by CTI. During the term of this Agreement, ITW authorizes CTI to use each item of ITW Equipment in its possession, in such manner and to such extent as CTI shall determine, in the production of Space Bags for ITW. CTI is not authorized to, and shall not use, any item of ITW Equipment in connection with any research or development activity of CTI, except as ITW may specifically authorize in writing. Without the express written consent of ITW, CTI shall not use any of the ITW Equipment for any purpose other than the manufacture of Space Bags for ITW.

4.3 Risk of Loss; Insurance. At all times while CTI shall be in possession of an item of ITW Equipment, CTI shall bear the risk of loss of such item due to fire, theft or other casualty and shall maintain insurance coverage with respect to all of such items of at least $1,000,000.00 naming ITW as loss payee. .

4.4 Right of CTI to Return ITW Equipment. CTI shall have the right to return any item of ITW Equipment to ITW at any time in its sole discretion. If CTI shall determine to return an item of ITW Equipment to ITW, CTI shall give notice to ITW of its intent to do so sixty (60) days prior to the date such item shall be shipped to ITW. CTI may, at ITW’s request, agree to maintain an item of ITW Equipment it wishes to return to ITW at its plant for such time as it determines subject to the agreement of ITW to pay to CTI rent for the area of CTI’s facility occupied by such equipment.

4.5 Return of ITW Equipment. The procedure and terms for return to ITW of ITW Equipment shall be in accordance with this paragraph. With respect to any item of ITW Equipment to be returned to ITW:

i.	CTI shall, or shall arrange for a third party to, disassemble, crate, and prepare the item for shipping;

ii.
With respect to any item requiring disassembly, CTI may retain the services of a third party for such action provided that it has obtained ITW’s consent to the cost; ITW shall be responsible for payment for such services to the extent it has given its approval;

iii.	CTI, or the retained third party, shall place the item to be returned at the shipping dock at CTI, in proper condition for shipping, on the date designated for the return of the item to ITW;

iv.	ITW shall be responsible to arrange for shipping, to ITW’s plant or designated site, of each item to be returned to ITW and shall be responsible for all costs of shipping;

v.	All risk of loss related to items of ITW Equipment shall pass to ITW at the time of delivery of the same by CTI to the transporter.

5. Terms of Manufacture, Sale and Delivery.

5.1 Purchase Orders. From time to time, ITW shall place written purchase orders with CTI for Film, Qualified Film, Space Bags or Roll-Up Bags. Each purchase order shall specify with respect to each item ordered (i) the item, (ii) the quantity of the item ordered, (iii) the unit and total price, (iv) a delivery date and (v) a destination for delivery. Subject to the provisions hereof, CTI shall use reasonable commercial efforts to produce and deliver all items ordered pursuant to purchase order. CTI shall be entitled to reject a purchase order by notice given within ten (10) days after the date of receipt of such order (i) with respect to any order for Film, other than Qualified Film, (ii) with respect to any order for Space Bags, other than Roll-Up Bags or (iii) for any order with respect to which CTI shall determine that it is unable to produce and deliver the items ordered within the time provided in the purchase order. Notwithstanding any obligation of ITW herein to purchase any item from CTI, if CTI shall reject any purchase order, ITW shall be entitled to produce such item, or to purchase such item from a third party, in the amount specified in the purchase order to CTI. If CTI shall fail to reject a purchase order in the manner and time provided herein, CTI shall be deemed to have accepted the same. No purchase order shall vary the terms of this Agreement.

5.2 Production. CTI shall produce Film, Qualified Film, Space Bags or Roll-Up Bags, in accordance with purchase orders submitted by ITW to CTI from time to time, and accepted by CTI, subject and pursuant to the terms of this Agreement. All products manufactured by CTI hereunder shall conform substantially to the specifications therefor, as provided herein, or if not provided herein as specified by ITW in the purchase order and as accepted by CTI.

5.3 Delivery. The terms for all items produced by CTI and purchased by ITW hereunder shall be F.O.B. CTI’s plant. ITW shall be responsible for all costs of delivery and for insurance of all product shipped during delivery. ITW may designate the means of shipping. In the absence of such designation, CTI shall designate the means of shipping and arrange for shipping of the product to the designated destination. Title and risk of loss for all product sold hereunder shall pass to ITW when the product is delivered to the shipper.

5.4 Lead Time. The parties shall develop and establish written delivery schedules for Roll-Up Bags and Qualified Film based upon various quantity levels. CTI shall utilize reasonable commercial efforts to produce and deliver Roll-Up Bags and Qualified Film, as ordered from time to time by ITW, in accordance with such delivery schedules. Each purchase order shall specify a delivery date for the goods ordered. If an item ordered shall not be covered by a delivery schedule established hereunder, CTI shall, within 10 days after receipt of such order, give notice to ITW of the date upon which delivery of the items ordered can be made. If CTI shall fail to provide such notice, CTI shall be deemed to have accepted the delivery date specified in the purchase order.

5.5 Cancellation or Modification of Orders. From and after the date of receipt of a purchase order by CTI hereunder, ITW shall not be entitled to cancel or modify a purchase order, without the express written consent of CTI, and shall be bound to accept delivery of, and make payment for, all items ordered.

5.6 Quality Control and Standards. CTI shall employ equipment, machinery, production methods and manufacturing quality control procedures with respect to all products manufactured by CTI for ITW hereunder, including but not limited to, inspections and testing from time to time as is customary in the industry and shall maintain records of all such inspection and testing for a period of no less than two (2) years. Such records shall be made available to ITW for inspection no more than twice each year during the term of this Agreement at reasonable times during working hours and upon reasonable prior notice. At the request of ITW, the parties shall develop written quality control procedures with respect to each product manufactured by CTI for ITW hereunder and CTI shall employ such procedures for its quality control inspection and testing.

5.7 Inspection and Testing. All products manufactured and sold hereunder shall be subject to inspection and testing by ITW at reasonable times and places. All products sold and delivered hereunder shall be deemed accepted if not inspected and rejected by ITW within ten (10) days after the date of receipt thereof by an ITW facility. Whether or not ITW Inspects or tests products delivered to ITW hereunder shall not cause or effect a loss or waiver of any rights of ITW for breach of warranty hereunder.

5.8 Books and Records. CTI shall keep and maintain in its offices accurate books and records relating to the production of products, inspection and testing thereof and performance of its obligations hereunder, including without limitation, any and all licenses, permits, approvals and corporate documents required or obtained in connection with this Agreement or the performance thereof. All accounting books and records shall be maintained in accordance with applicable generally accepted accounting principles consistently applied. The duly authorized representative of ITW shall have the right, no more than once each year during the term hereof, at reasonable times during regular business hours and upon reasonable advance notice, to inspect and make copies of CTI’s books and records, solely as relating to CTI’s production of products, quality control actions or performance, under this Agreement. All of such books and records shall be deemed Confidential Information hereunder and shall be treated as such in accordance with the provisions of this Agreement relating to Confidential Information.

5.9. Insurance. CTI shall maintain commercial general liability insurance, including a contractual liability endorsement, in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. CTI shall provide ITW with evidence of such insurance together with a certificate naming ITW, its affiliates, officers, directors, employees and agents as additional insureds. The certificate shall specify that ITW shall be given at least thirty (30) days prior written notice by the insurer in the event of any material modification, cancellation or termination of coverage.

6. Invoices, Payment Terms.

6.1 Invoices. CTI shall be entitled to, and shall, issue and deliver to ITW an invoice with respect to product ordered by ITW, and produced by CTI, at the time of shipment thereof to ITW. Unless otherwise agreed, all prices for products sold hereunder shall be exclusive of shipping costs and all national, federal, state or local, use, sales, excise, occupational or other similar tax. If CTI shall pay any amount for shipping or tax in connection with any transaction, CTI shall be entitled to include the amount thereof on the invoice to ITW.

6.2 Payment Terms. Payment of all invoices issued by CTI hereunder to ITW shall be due and payable within thirty (30) days of the date of the invoice.

6.3 Interest. The amount of any invoice outstanding more than thirty (30) days after the date thereof that is not in dispute shall bear interest at the rate of 10% per annum.

6.4 Suspension of CTI’s Obligations. In the event that the amount due by ITW to CTI more than thirty (30) days from the date of invoice shall exceed the sum of $250,000, and for so long as such amount due over thirty (30) days shall remain outstanding, the obligations of CTI to manufacture and deliver product hereunder shall be suspended, provided that CTI has given ITW at least 10 days prior notice of such past due payment and an opportunity to cure the non-payment.

7. Warranties

7.1 CTI Warranties

7.1.1 CTI warrants that products produced and sold by it to ITW hereunder shall (i) conform substantially to any specification for such product provided herein or agreed to by the parties and (ii) be free of defects in design, workmanship and materials;

7.1.2 CTI warrants that it has the right to sell and transfer the products sold hereunder to ITW free of all defects in title, liens or encumbrances.

7.2 Remedies. Except as provided in Section 10, ITW’s sole remedy with respect to a breach of warranty hereunder shall be, at ITW’s election, the return and credit for, or replacement of, any defective items. With respect to any item as to which ITW shall claim a breach of warranty, ITW shall return the same to CTI. CTI shall be responsible for the cost of freight, insurance or other charges for the return to CTI of defective product manufactured and sold by it. Except as provided in Section 10, in no event shall either party be responsible or liable for exemplary damages or consequential damages in the nature of lost profits, lost sales, diminished goodwill, lost opportunity or similar economic damages.

7.3 Inspection. The warranties provided herein shall survive, and shall not be affected by, any inspection, delivery or payment with respect to the defective product.

7.4 Disclaimer. EXCEPT WITH RESPECT TO ANY EXPRESS WARRANTIES PROVIDED HEREIN, CTI DISCLAIMS ALL WARRANTIES WITH RESPECT TO PRODUCT SOLD HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8. Term and Termination.

8.1 This Agreement shall be for a term commencing on April 1, 2006 and expiring on March 31, 2010. At the expiration of the initial term the Agreement may be extended by mutual agreement of the parties.

8.2 Either party shall be entitled to terminate this Agreement prior to the expiration of the initial term, or any renewal term, as follows:

8.2.1 Upon written notice of termination given during the initial term eighteen months in advance of the date of such termination;

8.2.2 Upon written notice of termination to a party, effective on the giving of such notice in the event of an Event of Default with respect to the other party. An “Event of Default” shall mean a breach or failure to perform by a party of any obligation of this Agreement on its part to be performed and the failure of such party to cure such breach or non-performance within thirty (30) days after notice thereof, specifying the breach or non-performance, shall have been given to such party. A breach of warranty shall not constitute an Event of Default if CTI shall provide credit or replacement for the product as to which there shall be a breach of warranty.

8.2.3 Upon five (5) days prior written notice to the other party in the event of the other’s Bankruptcy, defined for purposes of this Agreement as (i) an assignment for the benefit of creditors, (ii) the filing of an voluntary petition in bankruptcy, (iii) an adjudication of bankruptcy or insolvency, (iv) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing of an answer or other pleading admitting or failing to content the material allegations of a petition filed against any party hereto in any bankruptcy proceeding, (vi) a party seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of all or any substantial part of the party’s properties, or (vii) the failure to dismiss, within sixty (60) days after its commencement, any proceeding against such other party seeking reorganization, arrangement composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation.

8.4 Effect of Termination.

8.4.1 Upon the termination of this Agreement as provided herein, except as provided herein, all rights and obligations of the parties hereto shall cease and terminate; provided, however that:

a. All rights and obligations hereunder providing or intended to survive the termination of this Agreement shall survive such termination and shall continue in full force and effect;

b. All rights or obligations which shall have accrued to the date of such termination shall survive the termination.

8.4.2 Upon termination of the Agreement, CTI shall cease any use of equipment or property of ITW and shall return the same to ITW in accordance with the provisions hereof.

9. Non-Competition

9.1 During the term of this Agreement and until the expiration of the initial term or any renewal term hereof, or the termination of the Agreement in accordance with Section 8 hereof, CTI agrees that it will not manufacture or sell any products similar to or the same as Space Bags for any person or entity other than ITW.

9.2 ITW acknowledges that CTI is engaged in the business of the development, manufacture, distribution and sale of pouches and containers for a variety of purposes and nothing herein shall be intended or deemed to limit or restrict the right of CTI to engage in such activities during the term hereof, or thereafter, with respect to any product, container or pouch except as expressly provided and defined herein. Without limiting the generality of the foregoing, it is understood and agreed that Section 9.1 of this Agreement shall not apply to the development, manufacture, distribution or sale of pouches for the storage or packaging of food, liquids or commercial or industrial items, but shall apply to the pouches intended for the storage and compression of commercial or industrial items.

10. Indemnity.

10.1 Indemnity by CTI . CTI will at all times be deemed to be performing as an independent contractor and not as an agent or employee of ITW. The acts and omissions of CTI’s employees and agents and subcontractors of any tier will be deemed to be those of CTI. CTI will defend, indemnify and hold harmless ITW and its directors, officers, employees, agents, employees, successors and assigns from and against any and all liability, damages, losses, claims, demands, judgments, costs and expenses of every nature and kind by reason of injury to or death of any person or damage to or destruction of property to the extent arising out of or incidental to or in any way resulting from defects in the products that are the subject of this Agreement as the result of the tortious acts or omissions of CTI its employees, subcontractors or agents in performance under this Agreement. CTI will not be responsible for any such losses, liabilities, claims, judgments, costs, demands and expense to the extent caused by the negligence or willful misconduct of ITW, its directors, officer or employees. If a claim is filed against ITW for which CTI is to be responsible under this provision, ITW will promptly notify CTI in writing of such claim.

10.2 Indemnity by ITW. ITW will at all times be deemed to be performing as an independent contractor and not as an agent or employee of CTI. The acts and omissions of ITW’s employees and agents and subcontractors of any tier will be deemed to be those of ITW. ITW will defend, indemnify and hold harmless CTI, its directors, officers, employees, agents, employees, successors and assigns from and against any and all liability, damages, losses, claims, demands, judgments, costs and expenses of every nature and kind by reason of injury to or death of any person or damage to or destruction of property to the extent arising out of or incidental to or in any way resulting from defects in the products that are the subject of this Agreement as the result of the tortious acts or omissions of ITW, its employees, subcontractors or agents in performance under this Agreement. ITW will not be responsible for any such losses, liabilities, claims, judgments, costs, demands and expense to the extent caused by the negligence or willful misconduct of CTI, its directors, officer or employees. If a claim is filed against CTI for which ITW is to be responsible under this provision, CTI will promptly notify ITW in writing of such claim.

11. Intellectual Property; Confidential Information.

11.1 Intellectual Property. Each party expressly acknowledges and agrees that, except as may be specifically provided in this or other agreement, neither party shall acquire, retain or appropriate for its own use any right, title, license or interest in or to any patent, trademark, tradename, copyright, trade secret, Confidential Information or other intellectual property right of the other party. Neither party shall take any action that might impair in any way any right, title or interest of the other party in any such intellectual property.

11.2 Use of Trade Names and Marks. Neither party shall use any logo, name, trademark, trade name or service mark of the other party except as may be expressly authorized by the other party.

11.3 Inventions; Developments.

11.3.1 CTI may, at the express written request and direction of ITW, for such compensation as the parties shall agree, engage in research and development activities with respect to pouches, films or other matters. ITW shall be the sole owner of any and all patents (domestic and foreign), inventions, trade secrets or other proprietary rights which are conceived or developed by CTI in the performance of such research and development and they will be treated as work made for hire under applicable law or otherwise assigned from CTI to ITW. At the request of ITW, CTI shall take any and all necessary or appropriate action, and shall execute and deliver to ITW all such documents as may be necessary or appropriate to perfect the ownership interest of ITW in any such items.

11.3.2 The parties acknowledge that each party may engage in research and development, including without limitation with respect to films, pouches, valves or closures. Except as expressly provided herein or in other written agreement, the parties agree that each party shall be and remain the sole owner of any and all patents (domestic or foreign), inventions, trade secrets, trademarks, trade names or other intellectual property rights independently made, conceived or developed by or for such party during the term hereof or otherwise and, except as otherwise provided herein or in other written agreement, neither party shall have any right, license, title or interest in or to any such independently developed intellectual property arising from any such developments; provided, however, CTI agrees that, in connection with any patent issued with respect to any invention independently made or conceived by or for CTI during the term of this Agreement any claim of which covers any element of a Space Bag, the parties agree to discuss the possibility of a license on commercially reasonable terms when so requested by ITW.

11.4 Confidential Information.

11.4.1 “Confidential Information” shall mean and include information, consisting of or concerning or relating to (i) product design or composition, (ii) product components, (iii) methods of production, (iv) equipment design or use, (v) sources of supply, (vi) research or development, (vii) financial information or (vii) other information deemed by the party providing the information to be confidential which (A) has been exchanged by the parties prior to the date hereof, (B) is contained in a document market “Confidential”, (C) is orally communicated by one party to another and is identified by the party providing such information as being Confidential Information by written communication to the other party given within ten (10) days after the date the information is provided orally or (D) by reason of the nature and treatment of the information as confidential by the disclosing party, shall be deemed confidential. Information is not Confidential Information (a) if it is already public on the date of this agreement; (b) if it becomes public other than through a breach of this agreement; or (c) if it is information that ITW or CTI develops independently without using the other party’s Confidential Information. If ITW or CTI receives non-public information about the other party from another source, it should assume that the information is Confidential Information unless it has written confirmation to the contrary from the other party.

11.4.2 During the term of this Agreement, and thereafter for so long as the information remains confidential, each party agrees to maintain as confidential all Confidential Information of the other party communicated to it and not to use such information except as is authorized and appropriate in the performance of this Agreement or to disclose such Confidential Information to any person except (i) to its own employees and agents, who have a need to know as required for performance of the party’s obligations hereunder or (ii) as shall be expressly authorized in writing by the disclosing party.

11.4.3 Each party shall take all steps necessary or appropriate to protect Confidential Information of the other party against unauthorized disclosure or use. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this confidentiality agreement and that the non-breaching party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy, but shall be in addition to all other remedies available at law or equity.

12. Arbitration.

12.1 Agreement to Arbitrate. The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or to the interpretation, performance, breach or termination thereof (other than disputes related to Confidential Information, intellectual property rights and cross-claims or counterclaims arising in pending litigation), shall be resolved by binding arbitration under the Commercial Rules and Regulations of American Arbitration Association (“AAA”), as amended from time to time. The arbitration will be conducted in the city of Chicago, Illinois. The appointing authority will be the AAA. The number of arbitrators will be three (3), who shall constitute the “arbitral panel”.

12.2 Notice of Arbitration. The arbitration will begin on the date on which the notice of demand for arbitration is delivered to the responding party (the “Respondent”) at the address appearing for that party for notices herein. The party giving notice of the arbitration will include the following and any other information required by the AAA: (a) a demand that the dispute be submitted to arbitration; (b) the names and domiciles of the parties; (c) a reference to this Agreement and this arbitration provision; (d) a description of the failure to perform an obligation under this Agreement and of the petitions and amounts claimed.

12.3 Certain Procedures; Confidentiality. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the AAA. The parties shall be entitled to all discovery in accordance with the Federal Rules of Civil Procedure, including document production, interrogatories and depositions. At least fifteen (15) days prior to the date of the hearing, the parties will deliver to the arbitrator: (i) the names and addresses of any witness that they intend to present; (ii) the documents that will be submitted at the hearing; and (iii) a description of any other evidence to be presented in the arbitration. The parties agree to continue performing their respective obligations under this Agreement during the resolution of any dispute regarding the Agreement. All the matters regarding or submitted to the arbitral panel during any arbitration proceeding herein will be treated as Confidential Information and any and all arbitrators will maintain its confidentiality.

12.4 Interim Relief. The parties expressly agree that prior to the selection of the arbitral panel, nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the arbitral panel is selected, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measure ordered by the arbitral panel may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.

12.5 Arbitral Award. The arbitral panel’s award will be issued no later than ten (10) days after the beginning of the arbitration hearing. The award will be final and binding, without additional recourse, and will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitral panel. The arbitral tribunal will render its award strictly in accordance with this Agreement and does not have authority to change or diverge from any provision of this Agreement. The arbitral panel may impose indemnification measures as part of the award. The arbitral award will (i) be granted and paid in United States Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date the award is rendered until it is fully paid, computed at the then prevailing prime rate.

12.6 Judgment on Award. Judgment upon the arbitral award may be entered in any court of competent jurisdiction. The parties submit themselves to the jurisdiction of the courts of the states of Illinois for purposes of enforcing any interim or final award of the arbitral panel. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party that resists its enforcement.

12.7 Expenses of Arbitration. In any arbitration proceeding hereunder, each party shall bear the expenses of its witnesses. All other costs of arbitration, including, without limitation, the fees and expenses of the arbitral panel, the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be allocated to the parties to the arbitration as determined by the arbitral panel.

12.8 Law Applicable. Notwithstanding anything to the contrary contained herein, the law applicable to the validity of this Section 12 regarding arbitration, the conduct of the arbitration, including any resort to a court for provisional or interim remedies, the enforcement of any award and any other question of arbitration law or procedure, shall be the Untied States Federal Arbitration Act, 9 U.S.C Sec.1, et seq.

13. Compliance with Laws. The parties will comply with the provisions of all laws and all orders, rules and regulations issued thereunder applicable to this Agreement and performance pursuant to this Agreement. Products will be manufactured, labeled, packaged, sold and shipped in accordance with all applicable laws, orders, rules and regulations.

14. Legal Relationships. ITW and CTI each represents and warrants to the other that they have entered into no agreements, nor are subject to any obligations, which prevent them from entering into and performing this Agreement. It is understood and agreed that ITW and CTI are, and at all times during the effective period of this Agreement will remain, independent contractors. This Agreement will not be construed as creating any relationship between ITW and CTI’s employees. CTI’s employees will not be entitled as a result of this Agreement to any benefits under any employee benefit plan ITW presently has in effect or may put into effect nor will CTI employees be considered employees of ITW for the purpose of any tax or contribution levied by any federal, state or local government. At no time will either party represent to any third party that it is the agent of the other for any reason whatsoever. ITW and CTI further covenant that no authorization will be given to any employee to act for the other party. Without limiting the foregoing, CTI and ITW agree that they will not, during or after the term of this Agreement, represent themselves as acting for the other party or without the other party’s name.

15. Waiver of Terms and Conditions, Survival.

15.1 No Waiver. The failure of ITW or CTI in any one or more instances to insist upon performance of any of the terms and conditions of this Agreement, or to exercise any right or privilege contained in this Agreement or the waiver of any breach of the terms or conditions of this Agreement will not be construed as thereafter waiving any such terms, conditions, rights or privileges, and the same will continue and remain in force and effect as if no waiver had occurred.

15.2 Survival. Either party’s obligations under this Agreement which by their nature or terms would continue beyond the termination, expiration or cancellation of this Agreement will survive termination, expiration or cancellation of this Agreement including but not limited to Section 7, Warranties; Section 10, Indemnity; Section 11.5, Confidential Information; and Section 12, Arbitration.

16. Miscellaneous.

16.1 Authority; No Conflict. Each party executing this Agreement represents and warrants to the other parties (i) that it has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and that, upon execution and delivery thereof by other parties, this Agreement will constitute the legal, valid and binding obligation of such party, and (ii) that the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of any provision of the organizational documents or board or shareholder action of such party, and (iii) that such party is not, and will not be, required to give any notice to obtain any consent from any third party in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

16.2 Force Majeure. The parties will not be considered in default or liable for any failure to perform their obligations under this Agreement if such failure arises out of an act of nature, war, strikes, lockouts, trade disputes, fires, quarantine restrictions, Governmental action or by causes beyond the reasonable control of the affected party. Any affected party will immediately notify the other in writing if a force majeure event delays performance and will state the revised date for performance. Should CTI be unable to perform because of a force majeure event continues for a period in excess of 30 days, ITW will not be obligated to purchase, at a later date, that portion of the product ordered that CTI is unable to deliver because of a force majeure event, and during the period of CTI’s inability to perform ITW will be free to purchase any products covered by this Agreement from another source.

16.3 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance, is declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement will be deemed to have been amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

16.4 Assignment. Neither party will assign this Agreement or any rights, responsibilities, or obligations in this Agreement, without the express written approval of the other (which consent will not be unreasonably withheld) and any attempted assignment in violation of this provision shall be void; provided, however, that no consent will be required in the event of a transfer of all or substantially all of the assets or business of either party to an affiliate or as part of a reorganization, merger or spin off.

16.5 Notices. All notices required or permitted by or made pursuant to this Agreement shall in writing and shall be sent by facsimile, electronic mail with confirmation of receipt, commercial courier service for next day delivery, or by delivery to a reliable international air courier to the addresses set forth in this Section 16.5. Any notices shall be deemed effectively given when received by the other party.

If to ITW:	ITW Space Bag
720 Airway Road
San Diego, CA 92154
Attn: General Manager

If to CTI:	CTI Industries Corporation
22160 N. Pepper Road
Barrington, IL 60010
Attn: President
Fax: 847-382-1219

16.6 Subject Headings. The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

16.7 Counterparts. This Agreement may be executed in several duplicate originals, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.8 Governing Law. This Agreement has been entered into within the State of Illinois and this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of that jurisdiction, as applicable to contracts which are executed and delivered in that jurisdiction, and which are to be performed wholly within that jurisdiction, without taking into account provisions thereof regarding choice or conflict of laws.

16.9 Entire Agreement and Modification. This Agreement and the attachments to this Agreement and made a part of this Agreement sets forth the entire Agreement of the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior agreements and understandings, whether written or oral. No amendment, modification, or waiver of any provisions of this Agreement or consent to any departure therefrom will be effective unless in writing signed by duly authorized officers or representatives of both parties.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year first above written.

ITW SPACEBAG

By:	/s/ Steve Henn
Steve Henn, General Manager

CTI INDUSTRIES CORPORATION

By:	/s/ Howard Schwan
Howard Schwan, President